AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                On June 3, 1998

                      Registration Statement No. 333-50671

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                       to
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            PAYLESS SHOESOURCE, INC.
             (Exact Name of Registrant as Specified in its Charter)

                Delaware                                 43-1813160
        (State of Incorporation)            (I.R.S. Employer Identification No.)
   3231 E. 6th Street, Topeka, Kansas                    66607-2207
(Address of Principal Executive Offices)                 (Zip Code)


              PAYLESS SHOESOURCE, INC. DEFERRED COMPENSATION PLAN
                              (Full Title of Plan)

                                William J. Rainey
              Senior Vice President, Secretary and General Counsel
                            PAYLESS SHOESOURCE, INC.
                               3231 E. 6th Street
                            Topeka, Kansas 66607-2207
                                 (913) 233-5171
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                                 Carl W. Struby
                               Lathrop & Gage L.C.
                        2345 Grand Boulevard, Suite 2800
                           Kansas City, Missouri 64108
                                 (816) 460-5834

Part I

         The Section 10(a) prospectus relating to the Payless ShoeSource, Inc. Deferred Compensation Plan, as amended (the "Plan") is omitted from this Registration Statement pursuant to the Note to the Instructions to Part I of Form S-8.

Part II

Information Required in the Registration Statement

         Effective June 1, 1998, the Registrant's predecessor (also named Payless ShoeSource, Inc. and referred to herein as the "Predecessor") reorganized its corporate structure into a "holding company" form of organizational structure by merging (the "Merger") with Payless Merger Corp., a newly-formed, wholly-owned indirect subsidiary of the Predecessor and a direct subsidiary of the Registrant. Predecessor was the surviving company in the Merger, and in the Merger, each share of common stock of the Predecessor was automatically converted into one share of Common Stock, par value $.01 per share, of Registrant. As a result of the Merger, the Registrant became the holding company and the successor issuer to the Predecessor.

         In connection with the Merger, the Registrant assumed the obligations of the Predecessor as sponsor of the Plan. This post-effective amendment is filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the adoption by Registrant of this Registration Statement, as well as the Plan to which it relates, as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

Item 3. Incorporation of Documents by Reference.

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission (the "Commission") are hereby incorporated by reference:

         (a) Annual Report of Payless ShoeSource, Inc. on Form 10-K (File No. 1-11633) for the Fiscal Year ended January 31, 1998, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) All other reports  filed by Payless  ShoeSource,  Inc.  pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since January 31, 1998.

         (c) The description of the Registrant's Common Stock and related Rights contained under the captions "New Payless Capital Stock" and "Possible Anti-takeover Effect of Certain Provisions of the New Payless Charter, the New Payless Bylaws and the DGCL" at pages 13-17 of the Registrant's Registration Statement on Form S-4 (File No. 333-50577).

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and amended, to constitute part of this Registration Statement.

Item 4. Description of Securities.

         Deferred Compensation Payment Obligation

         Under the Plan, the Registrant provides certain key employees the opportunity to defer specified portions of their annual bonus until April 1 of the following fiscal year and defer other compensation until a later date, but generally not before the earlier of the employee's retirement, termination of employment or death (or prior occurrence of a severe financial hardship as provided in the Plan). Under certain circumstances, such as (i) a Change in Control (as defined in the Plan) or (ii) if the Committee administering the Plan determines acceleration of payment is in the best interests of the Registrant, the participants and their beneficiaries, payment can be accelerated. The obligation of the Registrant to distribute the compensation deferred (the "Deferred Compensation Payment Obligation") is an unsecured general obligation of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and ranks pari passu with other unsecured general obligations of the Registrant.

         Participants choose from one of two options for the purpose of investing deferred compensation: Cash Units or Stock Units. Participants may have their deferred compensation credited in Cash Units or in Stock Units or in both Cash Units and Stock Units.

         Cash Unit

         Under the Plan, if a participant elects Cash Units, the participant's account will be credited with one Cash Unit for each dollar of deferred compensation. Interest in the form of additional Cash Units is credited to the participant's account each April 1 at a rate of interest equal to the average yield on long-term U.S. Government Bonds for the preceding calendar year. Deferred compensation will begin earning interest when the deferral is credited to the participant's account on the April 1 following the year of deferral.

         Stock Unit

         Under the Plan, if a participant elects Stock Units, the participant's account will be credited with the number of whole Stock Units equivalent in value to the participant's deferred compensation. For converting dollars to Stock Units, the value of a Stock Unit is deemed to be equal to the average closing price of the Registrant's Common Stock on the New York Stock Exchange during the February immediately preceding the April 1 crediting date. The Stock Units are only a bookkeeping entry and not an actual purchase of the Registrant's Common Stock. The value of Stock Units will fluctuate based on changes in the value of Registrant's Common Stock. To the extent that dividends are paid on Registrant's Common Stock, a like amount (less any fractional shares) will be added to the participant's account and reinvested in Stock Units. This right to accrue earnings (or losses) based on the fluctuations in the value of Registrant's Common Stock may be deemed to be a "security" under the Securities Act and, as such, is being registered on this Registration Statement on Form S-8.

          The Committee administering the Plan may elect in its sole discretion to make payments with respect to Stock Units in cash or in the Registrant's Common Stock or in both cash and the Registrant's Common Stock. The shares of Registrant's Common Stock that may be issued under such election is also being registered on this Registration Statement on Form S-8.

         Reallocation of Cash Units or Stock Units

          Subject to Committee approval, until December 31, 1998 and prior to the year in which such change is to become effective a participant may elect to have all or a portion of the participant's Cash Units reallocated and credited to the participant's Stock Unit account, or all or a portion or the participant's Stock Units reallocated and credited to the participant's Cash Unit account. Any such reallocation shall occur as of the April 1 following the year in which the participant's election to reallocate was made.

         Distributions

         Distributions will be in cash, except that the Committee administering the Plan may, if the participant has elected to invest deferred compensation in Stock Units, elect in its sole discretion to make payments either in cash or in the Registrant's Common Stock or in both cash and the Registrant's Common Stock. If a distribution is in stock, Stock Units are converted to shares of the Registrant's Common Stock on a one-to-one basis. If a distribution is in cash, the value of a Stock Unit is deemed to be equal to the average closing price of the Registrant's Common Stock on the New York Stock Exchange during the month of February next preceding the date of distribution.

         Except with respect to distributions of annual bonuses that have been deferred until April 1 of the following fiscal year, the Committee administering the Plan has discretion as to whether the distributions will be made in a lump sum payment or payments in annual installments.

         Modification

         The Plan may be amended, modified or terminated by the Registrant's Board of Directors, except that no change may be made without the approval of the shareholders of the Registrant's Common Stock (i) in the maximum number of Stock Units deliverable or allocable in respect of any fiscal year under the Plan or (ii) in certain provisions of the Plan relating to the method of determining the number of Stock Units allocable to a Participant.

Item 5. Interests of Named Experts and Counsel.

         William J. Rainey, Senior Vice President and General Counsel of the Registrant, has given an opinion to the Registrant opining as to the validity of the securities being issued pursuant to the Plan. Mr. Rainey is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

         Registrant's Restated Certificate of Incorporation (the "Charter") provides that it will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of Registrant) by reason of the fact that such person is or was a director, officer, employee or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suite or proceeding, but in each case only if and to the extent permitted under applicable state or federal law. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by Registrant in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Registrant.

         The Charter further states that the right to indemnification and advancement of expenses provided therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, and personal representatives of such a person.

         Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no eason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation,indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant, officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         As permitted by Section 102(b) (7) of the DGCL, the Charter provides that no director of Registrant will be liable to Registrant or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Registrant or its shareowners; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper benefit.

         Registrant  has  entered  into  indemnification  agreements  with  each director and certain executive officers of Registrant. Generally, each indemnification agreement provides, among other things, (i) for indemnification to the fullest extent permitted by law against all expenses, judgments, fines, penalties incurred in connection with, and amounts paid in settlement of, any claim against the indemnified party, provided it is determined pursuant to the agreement that the indemnitee is entitled to be indemnified under the applicable standard of conduct under the DGCL; (ii) for advancement of expenses to the indemnitee in connection with the indemnitee's defense of any threatened or pending claim, provided that if it is determined pursuant to the agreement that the indemnitee would not be permitted to be indemnified under applicable law, Registrant shall be entitled to be reimbursed by the indemnitee for all such amounts previously paid; (iii) for the creation of a trust for the benefit of the indemnitee in the event of a potential change in control of Registrant which shall be funded from time to time at the request of the indemnitee in an amount sufficient to satisfy Registrant's indemnification obligations under the agreement; and (iv) that no legal action be brought and no cause of action be asserted by or on behalf of Registrant against the indemnitee after the expiration of the earlier of the applicable statute of limitations or two years after the date of accrual of such cause of action. Similar indemnification agreements may be entered into from time to time with additional officers of Registrant. In addition, Registrant has purchased a directors and officers liability insurance policy.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         3.1    Restated    Certificate   of    Incorporation    of   Registrant
                (Incorporated   herein  by   reference   to   Exhibit   3.1  to
                Registrant's    Current    Report  on   Form   8-K   (File   No.
                333-50577) filed June 3, 1998).

         3.2 Bylaws of Registrant (Incorporated herein by reference to Exhibit 3.2 to Registrant's Current Report on Form 8-K (File No. 333-50577) filed June 3, 1998).

         4 Registrant's Stockholder Rights Protection Agreement (Incorporated herein by reference to Exhibit 4 to Registrant's Current Report on Form 8-K (File No. 333-50577) filed June 3, 1998).

        *5 Opinion of Counsel as to legality of the securities being registered hereby.

       *23.1    Consent of Arthur Andersen LLP

       *23.2 Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement)

       *24      Powers of Attorney

        99 Payless ShoeSource, Inc. Deferred Compensation Plan, as amended April 20, 1998 (incorporated by reference from Exhibit 99.4 of Registrant's Current Report on Form 8-K filed (File No. 333-50577) June 3, 1998).

*  Filed Herewith

** Previously Filed


Item 9. Undertakings.

         (a)    The Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)  to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                            (ii) to  reflect  in the  prospectus  any  facts  or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                            (iii)  to  include  any  material  information  with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           Provided, however, that paragraphs 1.(a)(i) and
1.(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on the 2nd day of June, 1998.

                                         PAYLESS SHOESOURCE, INC.


                                         By:   /s/Ullrich E. Porzig
                                               Name:   Ullrich E. Porzig
                                               Title:  Senior Vice President and
                                                       Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


         Signature                      Title                        Date

/s/Steven J. Douglass*       Director, Chairman of the Board      June 2, 1998
Steven J. Douglass           and Chief Executive Officer
                             (Principal Executive Officer)

/s/Richard A. Jolosky*       Director and President               June 2, 1998
Richard A. Jolosky

/s/Ullrich E. Porzig         Senior Vice President and Chief      June 2, 1998
Ullrich E. Porzig            Financial Officer (Principal
                             Financial Officer)

/s/Ronald A. Cooperman*      Controller                           June 2, 1998
Ronald A. Cooperman

/s/Howard R. Fricke*          Director                            June 2, 1998
Howard R. Fricke

/s/Thomas A. Hays*            Director                            June 2, 1998
Thomas A. Hays

/s/Michael E. Murphy*         Director                            June 2, 1998
Michael E. Murphy

/s/Richard L. Stark           Director                            June 2, 1998
Richard L. Stark

/s/Daniel Boggan, Jr.         Director                            June 2, 1998
Daniel Boggan, Jr.

/s/Mylle B. Mangum            Director                            June 2, 1998
Mylle B. Mangum



By:  /s/Ullrich E. Porzig
     Ullrich E. Porzig
     Attorney-in-Fact

                                  EXHIBIT INDEX

  3.1 Restated Certificate of Incorporation of Registrant (Incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K (File No. 333-50577) filed June 3, 1998).

  3.2      Bylaws of  Registrant  (Incorporated  herein by  reference to Exhibit
           3.2 to Registrant's Current Report on Form 8-K (File No. 333-50577) filed June 3, 1998).

  4 Registrant's Stockholder Rights Protection Agreement (Incorporated herein by reference to Exhibit 4 to Registrant's Current Report on Form 8-K (File No. 333-50577) filed June 3, 1998).

 *5 Opinion of Counsel as to legality of the securities being registered hereby.

*23.1      Consent of Arthur Andersen LLP

*23.2 Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement).

*24        Powers of Attorney

99 Payless ShoeSource, Inc. Deferred Compensation Plan, as amended April 20, 1998 (incorporated by reference from Exhibit 99.4 of Registrant's Current Report on Form 8-K (File No. 333-50577) filed June 3, 1998).

*  Filed Herewith

** Previously Filed